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                                                                  EXHIBIT 10.25

May 25, 2000

Mr. Donald L. Perlyn
President
Miami Subs Corporation
6300 NW 31st Avenue
Ft. Lauderdale, FL  33309

Dear Mr. Perlyn:

This letter will confirm the agreement ("AGREEMENT") between Coca-Cola North America Fountain, an operating unit of The Coca-Cola Company ("COMPANY"), and Miami Subs Corporation, ("MSC") concerning the availability and promotion of Company's Fountain Beverages within the fifty United States. As used in this Agreement, the term "CORPORATE OUTLETS" means all outlets in which Fountain Beverages are sold that are owned or operated by MSC; restaurants operated under the Miami Subs Grill and Mr. Submarine trademarks and outlets operated under another concept name are included in the definition. The parties acknowledge that there are currently eleven Corporate Outlets. The term "FRANCHISED OUTLETS" means all Miami Subs Grill and all Mr. Submarine outlets owned or operated by authorized franchisees and/or licensees of MSC (collectively, the "FRANCHISEES"), as well as any other type of outlet in which Fountain Beverages are served that is owned or operated by a Franchisee. The terms "MSC SYSTEM" and the "SYSTEM OUTLETS" refer to Corporate and Franchised Outlets in the aggregate, including any Corporate Outlets that MSC opens or acquires, or any additional Franchised Outlets that MSC authorizes after this Agreement is signed. Outlets acquired by MSC that are governed by another agreement with Company that is validly assigned to MSC as part of the acquisition will not be considered Corporate Outlets and will not be covered by this Agreement until the prior agreement with Company expires or is terminated by mutual agreement of the parties. The term "PARTICIPATING FRANCHISEES" refers to those Franchisees that elect to participate in Company's program and the term "PARTICIPATING FRANCHISED OUTLETS" refers to the outlets owned by Participating Franchisees.

When used in this Agreement, the following terms shall have the meanings set forth below:

- "BEVERAGES" means all soft drinks and other non-alcoholic beverages, including sports drinks, frozen beverages, juices, juice-containing drinks, punches, ades, bar mixers and iced teas, whether carbonated or non-carbonated, but "Beverages" does not include (i) non-flavored bottled water, iced tea, lemonade, and flavored waters that are proprietary to MSC and/or its affiliates; and (ii) hot chocolate, tea or coffee brewed on the premises, other hot beverages, smoothies, and/or any dairy products.

- "FOUNTAIN BEVERAGES" means all Beverages that are (i) prepared from syrup, powder or concentrate, and (ii) dispensed on the premises from post-mix or frozen Beverage dispensers, bubblers, bar guns and similar equipment.

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-    "BOTTLE/CAN BEVERAGES" means all Beverages packaged in bottles, cans or other containers, excluding only those Beverages defined as "Fountain Beverages."

- "FOUNTAIN SYRUP(s)" means the post-mix syrup required to produce finished Fountain Beverages, but does not include other forms of concentrate or syrup for frozen beverages that is not purchased from Company but from a full service supplier of frozen beverages.

The program described in this Agreement represents the entire program to be provided to MSC by Company during the Term, and is in lieu of any other generally available program(s). When executed by both parties hereto, this Agreement will supersede all prior oral and written agreements between the parties governing the subject matter of this Agreement, including specifically, that certain letter of agreement between Company and MSC dated August 14, 1992 (the "1992 Agreement"). The parties specifically agree that the 1992 Agreement will be terminated upon execution of this Agreement and each party is released by the other from any and all claims, causes of action, demands, or other liability under the 1992 Agreement.

1.        TERM.

          The term of this Agreement (the "TERM") will begin on the first day of the month in which it is signed and will continue for a period of six (6) years (as defined in Section 2(g) below) or until the Participating MSC System (as defined below) has purchased 6,811,470 gallons of Company's Fountain Syrups, whichever occurs later; provided, however, that MSC may "buy-out" the remaining Term of this Agreement at any time after the fifth (5th) anniversary of this Agreement by payment of those sums listed as Damages in Section 12.b below; provided, however, funds paid under the Customer Development Program Fund shall not be included in the buyout calculation.

2.        AVAILABILITY AND PROMOTION OF COMPANY'S FOUNTAIN BEVERAGES.

          a. The mutual objective of the parties is to unify the MSC System so that Company's brands are served and promoted at all outlets throughout the MSC System. Accordingly, subject to the exceptions noted below, on a continuous basis during the Term, MSC will serve to consumers in the Corporate Outlets a Fountain Beverages brand set consisting solely of Company's Fountain Beverages and will vigorously promote the sale and/or use of Company's Fountain Beverages throughout the MSC System. A core brand set of Fountain Beverages consisting of Coca-Cola(R) classic (or Coke(R)), diet Coke(R) and Sprite(R) must be served in all Corporate Outlets and MSC will make Company its Beverage consultant in selecting from Company's available Fountain Beverages those additional Fountain Beverages needed to complete the brand set for individual Corporate Outlets.

               For the Term of this Agreement, MSC's list of approved Fountain Beverage Suppliers for the MSC System shall list only Company's brands (except as otherwise provided in this Agreement); however, MSC shall have the sole

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               and exclusive right to determine when and whether to enforce or waive such requirement as to a particular Franchisee. MSC agrees to take reasonable steps, in its sole discretion, to convince the Franchisees to comply. Company further agrees that it is not, and shall not be deemed, a third party beneficiary or other interested party in the relationship between MSC and its franchisees.

          b. When used in this Agreement, the terms "COMPETITIVE BEVERAGES," "COMPETITIVE BOTTLE/CAN BEVERAGES" and "COMPETITIVE FOUNTAIN BEVERAGES" mean, respectively, any Beverage, Bottle/Can Beverage or Fountain Beverage that is not marketed under a brand name or trademark owned by or licensed for use to The Coca-Cola Company. MSC acknowledges that the sale of Competitive Bottle/Can Beverages would diminish the Fountain Beverages availability rights granted to Company, and therefore agrees to provide Company with a right of first refusal as to all Bottle/Can or pre-mix Beverages for which Company has a product in the category. For purposes of this Agreement, the "RIGHT OF FIRST REFUSAL" means that MSC shall not accept an offer from a Beverage supplier other than Company or its authorized bottlers with respect to the provision of such Beverages unless it has first offered Company the right to supply such Bottle/Can or pre-mix Beverages and allowed Company to meet the competitive offer. In no event shall MSC enter into a contract with another Beverage supplier for any Competitive Bottle/Can or pre-mix Beverage availability, merchandising, promotional and/or advertising rights that are more favorable to the Competitive Beverage supplier than those previously offered to Company. Any sale by a Corporate Outlet of Competitive Fountain, Bottle/Can or pre-mix Beverages not specifically permitted by this Agreement constitutes a material breach of this Agreement.

          c. In the event that compliance with the Beverage availability requirements set forth in this Agreement would constitute a breach of a binding, pre-existing contract with another Fountain Beverage supplier, or if MSC in its capacity as a franchisee of another food service company is not permitted to serve Company's Fountain Beverages by the terms of its franchise agreement with such other franchisor, such occurrence will not be considered a default of this Agreement. This Agreement does, however, obligate MSC to make Company's Fountain Beverages available once it is contractually able to do so.

          d. In addition, MSC will strongly endorse Company's Fountain Beverages for sale in the Franchised Outlets, and will use reasonable efforts, with due regard for franchisees' rights under their franchise agreement and consistent with the requirements of federal and state antitrust law, to strongly encourage the Franchised Outlets to make available Company's Fountain Beverages in their outlets. Franchisees will not be deemed to have elected to participate in Company's program until they have executed a written agreement with Company. In this Agreement, the terms "PARTICIPATING MSC SYSTEM" and

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               "PARTICIPATING SYSTEM" shall refer to all Corporate Outlets and all Participating Franchised Outlets.

          e. While this Agreement does not require that Company's products be served in any Co-branded Outlet, MSC agrees to strongly encourage the use of Company's products in both the "Miami Subs Grill" and "Mr. Submarine," and other portions of a Co-branded Outlet. For purposes of this Agreement, the term "CO-BRANDED OUTLET" means any outlet which houses more than one foodservice concept but dispenses Fountain Beverages by means of a common dispenser or dispensers. Outlets that do not share dispensers will not be considered "Co-branded" for purposes of this Agreement. The program available for Co-branded Outlets will be determined in the following manner:

               (1) For those System Outlets that are co-branded with an outlet that is owned or franchised by any subsidiary of Nathan's Famous, Inc. ("NFI") (an "AFFILIATED CONCEPT"), the program available for the entire Co-branded Outlet will be the program available to the predominant concept located in the Co-branded Outlet. However, if no concept is predominant, the parties will mutually agree on which of the programs that are available to the applicable Affiliated Concepts will be applied to the Co-branded Outlet, taking into consideration the nature of the combined entity. If the parties are unable to agree on a program for such outlet, MSC will advise as to which Affiliated Concept will apply.

               (2) Should NFI develop a standard co-branded concept that combines two or more Affiliated Concepts, the provisions set forth in part (1) above will not apply. Instead, MSC, NFI and the applicable affiliated entity will develop a new program that is appropriate to the needs and commercial circumstances of the new co-branded concept.

                    For those System Outlets that are co-branded with a non-Affiliated Concept that is eligible to receive a marketing program from Company, the program available for the entire Co-branded Outlet will be the program available to the predominant concept located in the Co-branded Outlet, unless prohibited by Company's agreement with the non-Affiliated Concept. If so prohibited, or if there is no dominant concept, the program set forth in this Agreement will be available to the Co-branded Outlet.

               (3) For those System Outlets that are co-branded with a non-Affiliated Concept that is not eligible to receive a marketing program from Company, the program set forth in this Agreement will be available to the Co-branded Outlet.

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          f.   The Participating System must purchase from Company or any authorized wholesaler of Company's Fountain Syrups during the Term a minimum of 6,811,470 gallons of Company's Fountain Syrups (the "VOLUME COMMITMENT"). The parties currently anticipate that the Volume Commitment will be purchased according to the following schedule:

               Year One             589,485 gallons

               Year Two             716,437 gallons

               Year Three           924,008 gallons

               Year Four          1,195,628 gallons

               Year Five          1,511,036 gallons

               Year Six           1,874,876 gallons
                                  -----------------
               Total:             6,811,470 gallons

          g. When used in this Agreement, the term "YEAR" means each of the consecutive twelve (12) month periods during the Term, which begin on the first day of the month in which this Agreement is signed.

          h. Company will make available to MSC Company's Fountain Syrups at prices that are no higher than the lowest price for the same package and flavors offered to other Quick Serve Restaurant ("QSR") customers using the same method of purchasing and distribution as MSC. MSC may also elect to purchase Company's Fountain Syrups from Company's authorized bottlers or from other authorized distributors of Company's Fountain Syrups at prices established by such bottlers or distributors.

3.        QUALIFICATION FOR AND CALCULATION OF FUNDING; PAYMENT OF SYSTEM
FUNDING.

          a. To qualify for funding under this Agreement, MSC and the Franchised Outlets must provide proof of performance of the activities required under the specific programs set forth herein. Funding paid on a per gallon basis will be paid only on the volume of those outlets that have performed the qualifying activities. If for any reason Company elects to pay funding before the MSC System has purchased syrup volume sufficient to earn such sums or before the required proof of performance has been provided, that payment represents a prepayment of funding which must be refunded in the event of early termination or at the end of the Term if any portion of the prepaid sum remains unearned.

          b. For purposes of calculating funding, Fountain Syrup purchased from Company under its direct bill or agent bill programs will be automatically counted, without the submission of any additional documentation by MSC or the Franchised Outlets. If, however, MSC or the Franchised Outlets purchase syrup not from Company but directly from authorized distributors of

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               Company's Fountain Syrup, they will be required to submit
               documentation of such purchases in order to qualify for funding.

          c. Fountain Syrup will not be considered to have been "purchased" until it has been paid for in full. Accordingly, any funding based on the purchase of Fountain Syrup will be due and payable only to the extent that MSC and the Franchised Outlets have paid for such syrup.

          d. Company shall not be obligated to pay to MSC any of the funding that would otherwise be payable pursuant to this Agreement to the extent that MSC is in default under Company's credit terms or on any financial obligation to Company, and Company may offset any arrearage against funding that would otherwise be payable to MSC under this Agreement; provided however, that Company shall not set off any amount due to MSC without providing MSC written notice of default and thirty (30) days to cure same and MSC has failed to cure the default. In the event that the funding earned pursuant to this Agreement is insufficient to pay any charges for which this Agreement provides for a deduction from earned funding, MSC agrees to pay any such charges at the end of the Term or upon any earlier termination.

          e. Brand Funds, Philanthropic Funds, Marketing Allowances and Promotional Support Funds will be paid directly to the Miami Subs Advertising Fund on behalf of the Participating System. All other funding, specifically, the Consumer Communication Fund, the Customer Development Fund and the Multi-Brand Fund, will be paid under this Agreement to MSC to develop and implement activities designed to benefit the entire Participating System, including specifically Participating Franchisees, and to increase the sale of Company's Fountain Beverages throughout the System.

          f. MSC agrees to indemnify and hold Company harmless from any and all claims or other liabilities arising out of Company's payment of System funds, per this Agreement, to MSC and/or the Miami Subs Advertising Fund (instead of to one or more particular franchisees).

4.       MARKETING ALLOWANCES.

         a. Company's Marketing and Cooperative Media Advertising Program will pay to the Miami Subs Advertising Fund an amount equal to seventy cents ($0.70) in Marketing Allowances for each gallon of Fountain Syrup the Participating System Outlets purchase during the Term. To qualify for funding under this program, MSC agrees to prominently display in all Corporate Outlets, and to strongly advise and use commercially reasonable efforts to require franchisees operating Participating System Outlets that they also must display approved renditions of Company's trademarks on all menus, menu boards and point-of-sale materials where Beverages are featured. Company recognizes that MSC cannot ensure 100% compliance within the MSC System and Company will work with MSC to bring a non-

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               compliant Participating System Outlet into compliance.  If MSC's and Company's commercially reasonable efforts are not successful and the Participating System Outlet still does not perform the required activities, then that Outlet will not be deemed a "Participating" System Outlet and MSC will not earn Marketing Allowances on that Outlet's volume.

          b. Marketing Allowances will be advanced to the Miami Subs Advertising Fund upon execution of this Agreement and on an annual basis thereafter. The amount of each such advance will be the amount that Company then estimates will be earned by the Participating System during the twelve-month period for which the advance is made. At the end of each advance period, the Participating System's actual earnings under this program will be reconciled against the amount advanced. If the reconciliation indicates that additional Marketing Allowances are due to MSC, such additional sum will be paid to the Miami Subs Advertising Fund within thirty (30) days after the reconciliation is complete. If, however, the reconciliation indicates that an overpayment has been made, the overpayment will be deducted from Company's payment of Marketing Allowances or other funding earned by the Participating MSC System in the next Year and, if necessary, in subsequent Years.

5.        PROMOTIONAL SUPPORT FUNDS.

          a. Company will pay to the Miami Subs Advertising Fund, on behalf of the Participating MSC System, funding at the per gallon rate of forty-four cents ($0.44) based on purchases of Company's Fountain Syrups by the Participating MSC System. Funding is provided to support the development and execution of promotional activities featuring Company's Fountain Beverages and utilizing approved renditions of Company's trademarks in a prominent fashion. To qualify for funding, the Participating System Outlet must participate in a minimum of three (3) mutually agreed upon activities each Year. The specific activities to be funded by this program will be mutually agreed upon and set forth in writing on an annual basis and shall include combo meals and in-store signage featuring Company's Fountain Beverages, crew incentive programs, and other
               Coca-Cola(R) merchandising programs.

          b. Payment will be advanced to the Miami Subs Advertising Fund upon execution of this Agreement and at the beginning of each Year thereafter. The amount of each such advance will be the amount that Company then estimates will be earned by the Participating System during the Year for which the advance is made, and will be reconciled in accordance with the procedure set forth in
               Section 4.b. above for Marketing Allowances.

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6.        CONSUMER COMMUNICATION FUND.

          Consumer Communication Funds in the total amount of One Million One Hundred Ninety Thousand Dollars ($1,190,000) will be advanced to MSC upon execution of this Agreement. To qualify for Consumer Communication Funds MSC must (i) recommend a mutually-agreed upon cup set to all Participating System Outlets that includes no cup smaller than a 16 oz. size, with the exception of a smaller kid's cup; and
          (ii) redesign for and install in all Participating System Outlets drive-thru, on-premise, and drive-thru pre-sell menu boards. Consumer Communication Funds will be deemed fully earned over the course of the Agreement and not subject to refund if this Agreement is terminated after the end of Year Two.

7.        PHILANTHROPIC FUND.

          a. During each of Years One through Six of the Term, Company will provide to the Miami Subs Advertising Fund an annual Philanthropic Fund of Fifty-Five Thousand Dollars ($55,000) per year. Funding is provided to support the development and execution of promotional activities designed to benefit mutually agreed upon charitable organizations such as the Boys and Girls Clubs of America. Any charitable activities funded hereby must feature Company's Fountain Beverages and use approved renditions of Company's trademarks in a prominent fashion.

          b. The Philanthropic Fund will be advanced to the Miami Subs Advertising Fund upon execution of this Agreement and at the beginning of each Year thereafter.

8.        BRAND FUNDS.

          Upon execution of this Agreement, Company shall advance One Million Eight Hundred Thousand Dollars ($1,800,000) to the Miami Subs Advertising Fund as advance payment of Brand Funds, which shall be considered earned when the Participating System purchases 1,714,286 gallons of Company's Fountain Syrups. After the amount of earned Brand Funds exceed Company's initial $1,800,000 advance, Company will pay additional amounts at the per gallon rate of One Dollar and five cents ($1.05), in advance, at the beginning of each Year to MSC's Advertising Fund based on the amount that Company then estimates will be earned by the Participating System during the Year for which the advance is made. Payment will be reconciled in accordance with the procedure set forth above for Marketing Allowances. To qualify for this fund, MSC agrees to (i) conduct research to determine the most appropriate brand set based on consumer trends, geography and strategy; and (ii) implement in all Participating System Outlets the recommended brand set after the research has been completed; and
          (iii) strongly endorse implementation of the recommended brand set in all Franchised Outlets.

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9.        CUSTOMER DEVELOPMENT FUND.

          Company will provide to MSC a Customer Development Fund in the total amount of Eight Hundred Thousand Dollars ($800,000) upon execution of this Agreement. Such funding is provided on a one time basis, in consideration of MSC's commitment to develop a marketing campaign to link CCF's Fountain Beverages with the "Miami Subs Grill" and "Mr. Submarine" names and to activate such campaign throughout the Term of this Agreement. This amount will be fully earned over the course of the Agreement and not subject to refund upon termination or expiration of this Agreement.

10.       MULTI-BRAND FUND.

          Multi-Brand Funds in the total amount of Five Hundred Thousand Dollars ($500,000) will be advanced to MSC upon execution of this Agreement. Funding is provided to offset the cost of developing joint programs with the franchisors of the "Nathan's Famous" and "Kenny Rogers Roasters" brands.

11.       EQUIPMENT AND SERVICE PROGRAMS.

          The following programs relating to post-mix dispensing equipment for Fountain Beverages will be provided to MSC for the Corporate Outlets and Participating Franchisees during the Term. The programs described below are not applicable to frozen Beverage dispensers, ice makers or water filters.

          a.   Equipment.

               Company will provide for all Participating System Outlets' use without charge during the Term the post-mix dispensing equipment owned by Company that is currently installed in the Participating System Outlets. The dispensing equipment provided by Company (including any Bag-in-Box pumps and racks) will at all times remain the property of Company and is subject to the terms and conditions of the Lease Agreement attached as Exhibit A, but no lease payment will be charged. To the extent that any of the terms and conditions set forth in the Lease Agreement are in conflict with the terms and conditions set forth in this Agreement, the terms of this Agreement shall control.

          b.   Service Program.

               Each Participating System Outlet may use Company's Service Network without charge for up to seven (7) regular mechanical repair calls for post-mix dispensers each Year. These calls are calculated on a per outlet basis and may not be aggregated. MSC or the Participating Franchisee, as applicable, will be invoiced at Company's actual cost for other types of service calls or for regular mechanical repair calls in excess of those available under this program.

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12.       TERMINATION AND DAMAGES.

          a.   Termination.

               When fully executed, this Agreement will constitute a binding obligation of both parties which may be canceled or terminated only as set forth herein.

               i. Either party may terminate this Agreement in the event of a material breach of the terms of this Agreement by the other party. For purposes of this provision, the term "material breach" shall include, but not be limited to, any action taken by or on behalf of a party that substantially impairs either party's ability to perform its obligations under this Agreement. The breaching party shall be given written notice of breach and allowed ninety (90) days from its receipt of notice (the "Grace Period") to remedy such breach. Should the breaching party fail to remedy the breach within the Grace Period, the non-breaching party may elect to terminate the Agreement by providing thirty (30) days' prior written notice of termination. Such notice period shall commence no earlier than the end of the Grace Period.

               ii. Company, at its sole option, may terminate this Agreement if there is any transfer or conveyance of a substantial portion of the stock or assets of MSC that (a) is not in the ordinary course of business, and (b) is to a transferee that is a competitor to Company. Should Company elect to exercise its rights under this Section 12.a.ii, MSC will not be obligated to pay to Company the damages specified in subpart "ii" of Subsection 12.b. below, but must return all equipment owned by Company.

          b.   DAMAGES.

               In the event of any termination or cancellation of this Agreement, all Corporate Outlets shall surrender to Company all equipment owned by Company. Further, in the event of any cancellation or termination of this Agreement other than a termination as provided in Subsection 12.a.ii., MSC shall pay (or, in the case of the Miami Subs Advertising Fund, cause said Advertising Fund to pay) to Company all of the following damages, which the parties agree do not constitute a penalty:

               i.   The following:

                    (1) Any prepaid but unearned Marketing Allowances, Promotional Support Funds, Brand Funds, Multi-Brand Funds and Philanthropic Funds; plus

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                    (2)  A pro rata refund of the Consumer Communication Funds earned at the rate of $49,583.33 per month if MSC terminates the Agreement before the end of Year Two.

               ii. Interest on all sums due to Company under this Subsection 12.b, at the rate of one percent (1%) per month, or such lesser percentage as is required by law, accrued from the date funds were paid or costs were incurred, through the date of repayment.

               If this Agreement is terminated by either party for breach under
               Section 12.a.i., the list of damages above shall not affect the right of either party to pursue any other remedies or damages to which it may be entitled.

13.       ADDITIONAL TERMS.

          a.   AUTHORIZATION.

               Company and MSC each represent and warrant to the other that it has the unrestricted right and is authorized to enter into and perform the obligations under this Agreement.

          b.   WAIVER.

               No delay, waiver, omission, or forbearance on the part of either party to exercise any right, option, duty or power arising out of any breach or default by the other party under any of the terms, provisions, covenants or conditions hereof, shall constitute a waiver by the non-defaulting party to enforce any such right, option, duty or power as against the other party, or as to subsequent breach or default by the non-defaulting party. Subsequent acceptance by the non-defaulting party of any payments due to it hereunder shall not be deemed to be a waiver by the non-defaulting party of any preceding breach by the other party of any terms, provisions, covenants or conditions of this Agreement.

          c.   CONFIDENTIALITY.

               Neither party shall disclose to any third party without the prior written consent of the other party, any information concerning this Agreement or the transactions contemplated hereby, except for disclosure to any employees, attorneys, accountants and consultants involved in assisting with the negotiation and closing of the contemplated transactions, or unless such disclosure is required by law. A party that makes a permitted disclosure must obtain assurances from the party to whom disclosure is made that such party will keep confidential the information disclosed.

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          d.   FRANCHISEES.

               Company understands and acknowledges that MSC cannot and does not guarantee the obligations (financial and otherwise) of its Franchisees, and Company shall not look to MSC, MSC's affiliates (excluding Franchisees that are affiliates of MSC), the Miami Subs Advertising Fund, or their respective officers, directors, agents, employees, and/or shareholders for payment of any sums due from the Franchisees.

         e.    DISPUTE RESOLUTION.

               If a dispute arises out of or relates to this Agreement or the breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to attempt to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration brought under the terms of this agreement shall be conducted in the following manner: Company shall appoint one person as an arbitrator and MSC shall appoint one person as an arbitrator. The two arbitrators so chosen shall select a third impartial arbitrator within ten (10) days of the date on which the second arbitrator is selected. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, such arbitrator shall be selected by the American Arbitration Association. The three arbitrators shall determine all questions presented to them by majority vote. The decision of a majority of the arbitrators shall be final and conclusive on the parties hereto.

          f.   NOTICES.

               Any notice required by this Agreement shall be directed to the addresses used herein unless otherwise specified in writing and shall be given by personal delivery, certified or registered mail, or facsimile (with confirmation of receipt) or by other means which affords the sender evidence of delivery or of rejected delivery, including reputable overnight delivery services, to the respective parties at the addresses designated on the signature page of this Agreement unless and until a different address has been designated by written notice to the other party. Any notice by a means that affords the sender evidence of delivery or rejected delivery shall be deemed to have been given at the date and time of receipt or attempted delivery. Notice given by facsimile will be deemed received on the first business day following the day on which the facsimile is transmitted.

               Address for Notices:

               Coca-Cola North America Fountain

               P.O. Drawer 1734
               Atlanta, GA  30301
               Fax:  (404) 676-2194
               Attention:  Vice President, Sales
               With a copy to: Jim Koelemay, Assistant
               General Counsel

               Miami Subs Corporation
               6300 NW 31st Avenue
               Ft. Lauderdale, FL  33309

               Fax:  (954) 975-3290

               Attention:  President

               With copies to:
               President                                       Lee J. Plave, Esq.
               Nathan's Famous, Inc.                           Piper Marbury Rudnick & Wolfe
               1400 Old Country Road, Suite 400                1201 New York Avenue, N.W.
               Westbury, NY  11590                             Washington, D.C.  20005-3919

          g.   FORCE MAJEURE.

               Either party is excused from performance hereunder to the extent such nonperformance results from any acts of God, strikes, war, riots, acts of governmental authorities, shortage of raw materials or any other cause outside the reasonable control of the nonperforming party.

          h.   REDISTRIBUTION.

               MSC agrees not to resell Company's Fountain Syrups or act as a wholesaler or distributor of Company's Fountain Syrups, unless expressly authorized by Company in writing.

          i.   ACQUISITION OF OR DIVESTITURE BY MSC.

               In the event that a third party merges with, acquires a controlling interest in the stock of, or all or substantially all of the assets of MSC or is successor to MSC, and Company does not elect to terminate this Agreement pursuant to Section 12 above, MSC shall elect either to (i) cause the acquiring party to ratify this Agreement and assume all of the obligations of MSC hereunder, or (I) pay to Company all of the sums specified in Section 12, "Termination and Damages." This Agreement shall not be otherwise assignable without the express written consent of Company, which shall not be unreasonably withheld. Further, if at any time during the Term MSC divests one or more Corporate Outlets or terminates any of its franchise agreements, MSC agrees to provide Company with timely notice of such event. If MSC fails to provide timely notice subsequent to termination, it will pay for any of Company's dispensing equipment located in the divested or closed outlet that Company is unsuccessful in recovering.

         j.    TRADEMARKS.

               Neither MSC nor Company shall make use of any of the other party's trademarks or logos without the prior written consent of that party, and all use of the other party's trademarks shall inure to the benefit of that party.

If this letter conforms to our agreement, please sign the enclosed copy and return it to me for my files. By signing this Agreement, you each represent and warrant that you are authorized to enter into contracts relating to the subject matter of this Agreement on behalf of your respective companies.

Sincerely,

/s/ Ben Shanley

Ben Shanley
Group Vice President
Coca-Cola North America Fountain

Agreed to this 30th day of
May, 2000.

MIAMI SUBS CORPORATION

By: /s/ Donald L. Perlyn
    Donald Perlyn, President

                                  EXHIBIT "A"
                  COCA-COLA FOUNTAIN EQUIPMENT LEASE AGREEMENT


1. LEASE AGREEMENT AND TERM. The Coca-Cola Company, through its Coca-Cola USA Fountain division, ("Company") hereby leases to the account identified on the reverse side ("Lessee") all fountain beverage dispensing equipment described on the reverse side (the "Equipment"), subject to the terms and conditions set forth in this Lease Agreement. Unless otherwise agreed in writing, the Equipment shall include all permanent merchandising, menu boards, lines, fittings, carbonators, regulators, valves, refrigeration units, and bag-in-box pumps and racks installed by Company on Lessee's premises. All Equipment is leased for an initial period of one (1) year, commencing on the scheduled installation date set forth on the reverse side (the "Commencement Date"), and will continue on a year to year basis thereafter without further notice. This Lease Agreement may be terminated by either party on any annual anniversary of the Commencement Date by sending the other party notice of termination not less than thirty (30) days prior to the end of the then-current year of the term. If this Lease is terminated for any reason prior to 60 months from the Commencement Date, other than a termination by Company pursuant to this section, upon termination Lessee shall reimburse Company for the actual costs of installation and removal and the standard costs for refurbishing such Equipment incurred by Company. Following notice of termination, the terms of this Lease will continue in effect until the Equipment has been removed from Lessee's premises.

2. RENT FOR THE EQUIPMENT. Lessee shall pay to Company the amount set forth on the reverse side plus all applicable sales and use taxes, if any, as rent for the Equipment. Rent will be due monthly. At Company's discretion, Company may utilize funds due Lessee to offset amounts due Company under this Agreement. If Lessee fails to pay, within 10 days of its due date, rent or any other amount required by this Lease to be paid to Company, Lessee shall pay to Company a late charge equal to five percent (5%) per month of such overdue payment, or such lesser amount that Company is entitled to receive under any applicable law.

3. TITLE TO THE EQUIPMENT. Title to the Equipment is, and will at all times remain, vested in Company. Lessee will have no right, title, or interest in or to the Equipment, except the right to quiet use of the Equipment in the ordinary course of its business as provided in this Lease. Lessee shall execute such title documents, financing statements, fixture filings, certificates and such other instruments and documents as Company shall reasonably request to ensure to Company's satisfaction the protection of Company's title to the Equipment and Company's interests and benefits under this Lease. Lessee shall not transfer, pledge, lease, sell, hypothecate, mortgage, assign or in any other way encumber or dispose of any of the Equipment. THE PARTIES AGREE, AND LESSEE WARRANTS, THAT THE EQUIPMENT IS, AND WILL AT ALL TIMES REMAIN, PERSONAL PROPERTY OF COMPANY NOTWITHSTANDING THAT THE EQUIPMENT OR ANY PART THEREOF MAY NOW BE, OR HEREAFTER BECOME, IN ANY MANNER AFFIXED OR ATTACHED TO, OR EMBEDDED IN, OR PERMANENTLY RESTING UPON, REAL PROPERTY OR IMPROVEMENTS ON REAL PROPERTY. Lessee may perform ordinary maintenance and repairs to the Equipment as required by this Lease, but shall not make any alterations, additions, or improvements to the Equipment without the prior written consent of Company. All parts added to the Equipment through alterations, repairs, additions or improvements will constitute accessions to, and will be considered an item of, the Equipment and title to such will immediately vest in Company. Lessee agrees that Company may transfer or assign all or any part of Company's right, title and interest in or to any Equipment (in whole or in part) and this Lease, and any amounts due or to become due, to any third party ("Assignee") for any reason. Upon receipt of written notice from Company of such assignment, Lessee shall perform all its obligations with respect to any such Equipment for the benefit of the applicable Assignee, and, if so directed, shall pay all amounts due or to become due hereunder directly to the applicable Assignee or to any other party designated by such Assignee.

4. USE OF EQUIPMENT. Lessee acknowledges that the rent set forth herein does not fully compensate Company for its expenses concerning its research and development efforts designed to improve fountain equipment or in providing the Equipment to Lessee, and that Company provides the Equipment to Lessee for the purpose of dispensing Company products. Therefore, Lessee agrees that if the Equipment is a fountain beverage dispenser, then the Equipment will be used for the purpose of dispensing fountain beverage products of Company, such as Coca-Cola(R) classic (or Coke(R)), diet Coke(R) and Sprite(R), with the understanding that, if the dispenser has four (4) or more valves, one (1) valve may be used at Lessee's option for dispensing a non-Company, non-cola fountain beverage product; provided, that no product of PepsiCo, Inc. or of an affiliate thereof may be dispensed. In accordance with Company's Fair Share Policy, Company will have the right to additional rent if any valve is used for a non-Company beverage (including water), at a rate of not less than $40 per year. If the Equipment is a pump for bag-in-box or similar container, such pump may be used only to dispense Company products. If the Equipment is other than a fountain beverage dispenser or a pump, then it will be used only in a location where fountain beverage products of Company are served and where no fountain beverage products of PepsiCo, Inc. or an affiliate of PepsiCo, Inc. are served. This Section 4 shall not apply within the State of Wisconsin.

5. INSPECTION AND NOTIFICATION. Company shall have the right during Lessee's regular business hours to inspect the Equipment at Lessee's premises or wherever the Equipment may be located and to review all records that relate to the Equipment. Lessee shall promptly notify Company of all details arising out of any change in location of the Equipment, any alleged encumbrances thereon or any accident allegedly resulting from the use or operation thereof.

6. WARRANTY DISCLAIMER: LESSEE ACKNOWLEDGES THAT COMPANY IS NOT A MANUFACTURER OF THE EQUIPMENT AND THAT COMPANY HAS MADE NO REPRESENTATIONS OF ANY NATURE WHATSOEVER PERTAINING TO THE EQUIPMENT OR ITS PERFORMANCE, WHETHER EXPRESS OR IMPLIED, INCLUDING (WITHOUT LIMITATION) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTIES RELATING TO THE DESIGN, CONDITION, QUALITY, CAPACITY, MATERIAL OR WORKMANSHIP OF THE EQUIPMENT OR ITS PERFORMANCE, OR ANY WARRANTY AGAINST INTERFERENCE OR INFRINGEMENT, OR ANY WARRANTY WITH RESPECT TO PATENT RIGHTS, IF ANY, PERTAINING TO THE EQUIPMENT. COMPANY SHALL NOT BE RESPONSIBLE FOR ANY LOSS OF PROFITS, ANY DIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES, OR DAMAGES OF ANY NATURE WHATSOEVER, RESULTING FROM THE DELIVERY, INSTALLATION, MAINTENANCE, OPERATIONS, SERVICE OR USE OF ANY EQUIPMENT OR OTHERWISE.

7. TAXES. Lessee shall pay all assessments, license fees, taxes (including sales, use, excise, personal property, ad valorem, stamp, documentary and other taxes) and all other governmental charges, fees, dines or penalties whatsoever, whether payable by Company or Lessee, on or relating to the Equipment or the use, registration, rental, shipment, transportation, delivery, or operation thereof, and on or relating to this Lease.

8. MAINTENANCE AND REPAIRS. If Lessee elects to use one valve to dispense a non-Company beverage pursuant to Section 4, Company may charge for its costs of servicing such valve in accordance with Company's Fair Share Policy at a rate of not less than $25 per year. Lessee shall, at its expense, keep the Equipment in good condition, repair, and working order. Lessee shall pay all costs incurred in connection with the shipment, use, operation, ownership, or possession of the Equipment during the term of this Lease. Lessee's sole recourse against Company with respect to service provided by Company or its agents to the Equipment is that Company will correct any defective workmanship at no additional charge to Lessee, provided that Company is given prompt notification of any defective workmanship. Company shall not be otherwise liable for negligent acts or omissions committed in regard to maintenance or repair of the Equipment and assumes no responsibility for incidental, consequential or special damages occasioned by such negligent acts or omissions.

9. RISK OF LOSS. All risk of loss, including damage, theft or destruction, to each item of Equipment will be borne by Lessee. No such loss, damage, theft or destruction of Equipment, in whole or in part, will impair the obligations of Lessee under this Lease, all of which will continue in full force and effect.

10. INDEMNITY. Lessee shall indemnify Company and Company's officers, agents, employees, directors, shareholders, affiliates, successors, and assigns (hereinafter the "Indemnified Parties") against, and hold Indemnified Parties wholly harmless from, any and all claims, actions, suits, proceedings, demands, damages, and liabilities of whatever nature, and all costs and expenses, including without limitation Company's reasonable attorneys' fees and expenses, relating to or in any way arising out of (a) the ordering, delivery, rejection, installation, purchase, leasing, maintenance, possession, use, operation, control or disposition of the Equipment or any portion thereof; (b) any act or omission of Lessee, including but not limited to any loss or damage to or sustained by Company arising out of Lessee's failure to comply with all the terms and conditions of this Lease; (c) any claims for liability in tort with respect to the Equipment, excepting only to the degree such claims are the result of Company's negligent or willful acts. The provisions of this Section 10 will survive termination and expiration of this Lease.

11. DEFAULT. The occurrence of any of the following will constitute a "Default" by Lessee: (a) nonpayment by Lessee when due of any amount due and payable under this Lease; (b) failure of Lessee to comply with any provision of this Lease, and failure of Lessee to remedy, cure, or remove such failure within ten (10) days after receipt of written notice thereof from Company; (c) any statement, representation, or warrant of Lessee to Company, at any time, that is untrue as of the date made; (d) Lessee's becoming insolvent or unable to pay its debts as they mature, or Lessee making an assignment for the benefit of creditors, or any proceeding, whether voluntary or involuntary, being instituted by or against Lessee alleging that Lessee is insolvent or unable to pay its debts as they mature; (e) appointment of a receiver, liquidator, trustee, custodian or other similar official for any of the Equipment or for any property in which Lessee has an interest; (f) seizure of any of the Equipment; (g) default by Lessee under the terms of any note, document, agreement or instrument evidencing an obligation of Lessee to Company or to any affiliate of Company, whether now existing or hereafter arising; (h) Lessee taking any action with respect to the liquidation, dissolution, winding up or otherwise discontinuing the conduct of its business; (i) Lessee transferring all or substantially all of its assets to a third party; or (j) the transfer, conveyance, assignment or pledge of a controlling interest or ownership of Lessee to a third party without Company's prior written consent.

12. OPTION TO ACCELERATE AT WILL. If at any time Company in good faith believes that the prospect for Lessee's payment or other performance under this Lease is impaired, Company may demand immediate payment of all rents due and scheduled to come due during the remainder of the Lease term. All future rent accelerated under this or any other provision of this Agreement will be discounted to present value, which will be computed at a discount rate of five
(5) percent. Failure of Lessee to make full payment within thirty (30) days of its receipt of the demand for accelerated rent will constitute a "Default" by Lessee as defined in Section 11.

13. REMEDIES. Upon the occurrence of any Default or at any time thereafter, Company may terminate this Lease as to any or all items of Equipment, may enter Lessee's premises and retake possession of the Equipment at Lessee's expense, and will have all other remedies at law or in equity for breach of the Lease. Lessee acknowledges that in the event of a breach of Sections 4 or 5 or a failure or refusal of Lessee to relinquish possession of the Equipment in breach of this section following termination or Default, Company's damages would be difficult or impossible to ascertain, and Lessee therefore agrees that Company will have the right to an injunction in any court of competent jurisdiction restraining said breach and granting Company the right to immediate possession of the Equipment.

14. LIQUIDATED DAMAGES. If Lessee acts in violation of the prohibitions described in Section 3 of this Agreement, or is unable or unwilling to return the Equipment to Company in good working order, normal usage wear and tear excepted, at the expiration or termination of the Lease, Lessee shall pay as liquidated damages the total of: (i) the amount of past-due lease payments, discounted accelerated future lease payments, and the value of Company's residual interest in the Equipment, plus (ii) all tax indemnities associated with the Equipment to which Company would have been entitled if Lessee had fully performed this Lease, plus (iii) costs, interest, and attorneys' fees incurred by Company due to Lessee's violation of Section 3 or its failure to return the Equipment to Company, minus (iv) any proceeds or offset from the release or sale of the Equipment by Company.

15. OTHER TERMS. No failure by Company to exercise and no delay in exercising any of Company's rights hereunder will operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or of any other rights. This Lease constitutes the entire agreement of the parties and supersedes all prior oral and written agreements between the parties governing the subject matter of this Lease; provided, however, that if Company and Lessee have entered into a Marketing Agreement into which this Lease is incorporated, to the extent that any of the terms in this Lease conflict with the terms set forth in the Marketing Agreement, the terms of the Marketing Agreement will control. No agreement will be effective to amend this Lease unless such agreement is in writing and signed by the party to be charged thereby. Any notices permitted or required by this Lease will be in writing and mailed by certified mail or hand delivered, addressed to the respective addresses of the parties on the reverse side of this Lease. THIS LEASE WILL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA. Time is of the essence to each and all of the provisions of this Lease.